News Release

Corporate Headquarters:
1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

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Goodyear Adding $300 Million to New Financing

AKRON, Ohio, March 18, 2005 — The Goodyear Tire & Rubber Company today announced that it intends to seek commitments to add a $300 million third-lien secured term loan facility to the previously announced new credit facilities financing of approximately $3.35 billion maturing in 2010.

The third-lien term loan facility would be due in March 2011 and be secured equally with Goodyear’s existing secured bonds due in 2011. The $300 million third-lien secured term loan is being arranged by JPMorgan and Deutsche Bank Securities Inc.

The facility is subject to the receipt of lender commitments and the execution of definitive documentation and would be expected to close in early April.

Goodyear is the world’s largest tire company. Headquartered in Akron, the company manufactures tires, engineered rubber products and chemicals in more than 85 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs more than 80,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including, without limitation, the receipt of lender commitments and the execution of definitive documentation as described above. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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